U.S. ENERGY CORP.

877 North 8th West
Riverton, WY 82501 USA

Ph: (307) 856-9271
Fx: (307) 857-3050
www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. REPORTS FIRST QUARTER 2015 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – May 11, 2015 – U.S. Energy Corp. (NASDAQ Capital Market: "USEG") ("we", "us" or the "Company"), today reported its first quarter 2015 highlights and selected financial results for the quarter ended March 31, 2015 and provided an operational update.

Selected Highlights for the Three Months Ended March 31, 2015

•
Produced 86,227 barrels of oil equivalent ("BOE"), or an average of 958 BOE per day ("BOE/D") as compared to 105,093 BOE or an average of 1,168 BOE/D during the three months ended March 31, 2014.  Production decreased as a result of normal production declines and fewer wells being drilled during the period due to the low commodity prices, when compared to the same period of the previous year.

•
First quarter 2015 production came from a total of 140 gross (20.41 net) wells.  During the three months ended March 31, 2015, we received an average of $893,000 per month from these producing wells with an average operating cost of $531,000 per month (including workover costs) and production taxes of $86,000, for average net cash flows of $276,000 per month from oil and gas production before non-cash depletion expense.

•
During the first quarter, we recorded a net loss after taxes of $23.7 million or $0.85 per share basic and diluted, as compared to net income after taxes of $250,000, or $0.01 per share basic and diluted, during the same period of 2014.  During the three months ended March 31, 2015, the Company recorded a proved property impairment of $19.2 million related to its oil and gas assets, which represents $0.69 of the $0.85 per share loss during the quarter.  The impairment was primarily due to a decline in the price of oil.  There were no proved property impairments recorded during the first three months of 2014.

•	At March 31, 2015, we had $4.0 million in cash and cash equivalents.
•
The Company recognized $2.7 million in revenues during the three months ended March 31, 2015 as compared to $8.3 million during the same period of the prior year.  The $5.6 million decrease in revenue is primarily due to lower oil and gas prices and lower oil and gas sales volumes in the first quarter of 2015 when compared to the same period of 2014.

Press Release
May 11, 2015

•
Cash provided by operations for the three months ended March 31, 2015 decreased to $1.8 million as compared to cash provided by operations of $4.4 million for the same period of 2014.  The $2.6 million year over year decrease in cash from operating activities is primarily due to lower oil and gas revenue, partially offset by lower oil and gas operating expenses during the first quarter of 2015 as compared to the first quarter of 2014.

•
Adjusted Net Income (Loss), a non-GAAP measure that excludes non-recurring items and mark-to-market gains and losses on derivative instruments, was an Adjusted Net Loss of $4.4 million during the three months ended March 31, 2015, or $0.16 per basic and diluted share.  Adjusted Net Income was $491,000 for the three months ended March 31, 2014, or $0.02 per basic and diluted share.  Please refer to the reconciliation in this release for additional information about this measure.

•
Earnings before interest, income taxes, depreciation, depletion and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash compensation expense ("Modified EBITDAX"), was a $1.2 million loss for the three months ended March 31, 2015, compared to a $4.0 million gain for the three months ended March 31, 2014. Modified EBITDAX is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.

Senior Credit Facility

•
Our Credit Agreement with Wells Fargo Bank, N.A. provides a $100.0 million senior secured credit facility.  Effective April, 15, 2015 we have a redetermined borrowing base of $7.5 million with a maturity date of July 30, 2017.  The redetermination was based on reserves and production forecasts as of December 31, 2014, taking into account current oil and natural gas price forecasts.  At March 31, 2015, we had $6.0 million drawn on the facility.

Operational Update

The Company's oil and gas development activities are currently focused in South Texas and in the Williston Basin of North Dakota.  Our focus through these development activities is to increase production, reserves, revenues and cash flow from operations while prudently managing the Company's level of risk and debt.  During these times of reduced commodity pricing, however, we have along with our partners opted to dramatically reduce drilling and capital expenditures in order to preserve capital and in-ground value for more robust times.

Press Release
May 11, 2015

South Texas - Buda Limestone – Eagle Ford and Austin Chalk formations

The Company currently participates with four operating partners in its proportionate share of approximately 28,696 gross (6,781 net) leasehold acres in Zavala and Dimmit Counties, Texas.  The acreage realizes its production from the Buda Limestone, Eagle Ford and Austin Chalk formations.  Production averaged 270 net BOE/D from 35 gross (9.53 net) producing wells during the first quarter of 2015.

South Texas well status table:

Well Name	Operator	Spud Date	Working Interest	Net Revenue Interest	Status
Richard #1	CML	3/16/2015	12.90%	9.87%	Producing
S McKnight 1305B	U.S. Enercorp.	3/5/2015	33.33%	24.50%	Flowing Back
		Average:	23.12%	17.19%

On March 16, 2015, CML Exploration, LLC spud the Richard #1 well, targeting the Buda formation. The well was drilled and was completed open hole without fracture stimulation.  Production commenced in early May 2015 and the well had a peak early 24-hour flow back rate of approximately 820 gross BOE/D.

Williston Basin, North Dakota

The Company participates with ten operating partners in its proportionate share of approximately 84,810 gross (3,511 net) acres in Williams, McKenzie and Mountrail Counties, North Dakota.  The acreage realizes its production from the Bakken and Three Forks formations.  Production averaged 609 net BOE/D from 102 gross (10.32 net) producing wells during the first quarter of 2015.

Williston Basin well status table:

Well Name	Operator	Formation	Spud Date	Working Interest	Net Revenue Interest	Status
Excalibur 6-25-36H	Emerald Oil Inc.	Bakken	10/26/2014	0.82%	0.63%	Producing
Excalibur 7-25-36H	Emerald Oil Inc.	Bakken	11/8/2014	0.82%	0.63%	Drilled - Comp. Pending
Satter 21X-01B	XTO	Bakken	10/22/2014	0.13%	0.10%	Drilled - Comp. Pending
Satter 21X-01F	XTO	Three Forks	10/26/2014	0.13%	0.10%	Drilled - Comp. Pending
Satter 21X-01C	XTO	Three Forks	10/27/2014	0.13%	0.10%	Drilled - Comp. Pending
Satter 31X-1H	XTO	Three Forks	1/1/2015	0.13%	0.10%	Drilled - Comp. Pending
Satter 31X-1D	XTO	Bakken	2/6/2015	0.13%	0.10%	Drilled - Comp. Pending
Satter 31X-1CXD	XTO	Bakken	3/14/2015	0.13%	0.10%	Drilled - Comp. Pending
Satter 31X-1G2	XTO	Three Forks	3/12/2015	0.13%	0.10%	Drilling
			Average:	0.28%	0.22%

Press Release
May 11, 2015

CEO Statement

"Although our production, revenues and borrowing base have suffered significant decreases during the first quarter of 2015 as a result of the commodity price downturn, we remain committed to the development and expansion of our oil and gas portfolio.  We are continuing to evaluate accretive acquisition opportunities in this price environment with significant upside potential and are confident that the current market conditions will allow us to find the right opportunity for meaningful growth.  In order to accomplish our acquisition initiatives we are currently seeking additional sources of funding from within our banking contacts," stated Keith Larsen, CEO of U.S. Energy Corp.

Press Release
May 11, 2015

Financial Highlights

The following table sets forth selected financial information for the three months ended March 31, 2015 and 2014.  The information is derived from the Company's financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2015.  All of this information should be read in conjunction with the Form 10-Q and the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
SELECTED FINANCIAL DATA
(Unaudited)
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2015	2014
Balance Sheets:
Cash and cash equivalents	$3,976	$4,010
Current assets	$5,632	$7,500
Current liabilities	$9,504	$7,966
Working capital	$(3,872)	$(466)
Total assets	$101,499	$123,523
Long-term obligations	$8,188	$8,162
Shareholders' equity	$83,807	$107,395

Shares Outstanding	28,047,661	28,047,661

	For the three months ended March 31,
	2015	2014
Statements of Operations:
Operating revenues	$2,679	$8,256
Income (loss) from operations	$(23,519)	$627
Other income & expenses	$(184)	$(377)
Net income (loss)	$(23,703)	$250
Net income (loss) per share
Basic and diluted	$(0.85)	$0.01
Weighted average shares outstanding
Basic	28,047,661	27,738,083
Diluted	28,047,661	28,142,253

Press Release
May 11, 2015

Non-GAAP Financial Measures
Modified EBITDAX
In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure.  Modified EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated.  Modified EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors as a performance measure.  We believe that Modified EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the energy industry.  Our management uses Modified EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Modified EBITDAX does not represent, and should not be considered an alternative to, GAAP measurements such as net income (loss) (its most directly comparable GAAP measure) or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  Our management does not view Modified EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance.  The following table provides a reconciliation of net income (loss) to Modified EBITDAX for the periods presented:

	For the three months ended March 31,
	2015	2014
Net income (loss)	$(23,703)	$250
Impairment of oil and natural gas properties	19,240	--
Accretion of asset retirement obligation	11	9
Non-cash compensation expense	178	160
Unrealized loss on commodity derivatives	63	173
Interest expense	63	96
Depreciation, depletion and amortization	2,941	3,362
Modified EBITDAX (Non-GAAP)	$(1,207)	$4,050

Press Release
May 11, 2015

Adjusted Net Income (Loss)
Adjusted Net Income (Loss) is another supplemental non-GAAP financial measure that is used by management and external users of the Company's condensed consolidated financial statements.  The Company defines Adjusted Net Income (Loss) as net income after adjusting for the impact of certain non-recurring items, changes in the fair value of derivative instruments, and impairments of oil and gas properties.

The following table provides a reconciliation of net (loss) income (GAAP) to Adjusted Net Income (Loss) (non-GAAP):

	For the three months ended March 31,
	2015	2014
Net (loss) income	$(23,703)	$250
Impairment of oil and natural gas properties	19,240	--
Gain on sale of assets	(16)	(28)
Change in fair value of derivative instruments	63	173
Interest expense	63	96
Adjusted net (loss) income	$(4,353)	$491

Adjusted earning per share:
Basic and diluted	$(0.16)	$0.02
Weighted average shares outstanding
Basic	28,047,661	27,738,083
Diluted	28,047,661	28,142,253

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Press Release
May 11, 2015

About: U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-K for the twelve months ended December 31, 2014 and its 10-Q for the three months ended March 31, 2015, which are available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy's expected future capital expenditures and projects and potential future transactions and the benefits to the Company of such transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2014) all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
 Reggie@usnrg.com